EXHIBIT 99.1
                                                                    ------------

                                   Investor Contact: Denise Gillen 212.318.7516
                                       Media Contact: Nancy Murray 212.813.7862



POLO RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2006 RESULTS

THIRD QUARTER REVENUES UP 10%; OPERATING INCOME INCREASED 24%


New York (February 7, 2006) - Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $91 million, or $0.84 per diluted share, for the third quarter of Fiscal 2006 compared to net income of $75 million, or $0.72 per diluted share, for the third quarter of Fiscal 2005.

Net revenues for the third quarter of Fiscal 2006 increased 10% to $995 million compared to $902 million in the third quarter last year. Operating income increased 24% to $144 million compared to $116 million in the third quarter last year. Operating income as a percent of revenue improved 150 basis points to 14.4%.

For the first nine months of Fiscal 2006, net income was $246 million, or $2.30 per diluted share, compared to net income of $167 million, or $1.61 per diluted share for the comparable period last year. Net revenues for the first nine months increased 15% to $2.775 billion, compared to $2.403 billion for the same period last year. Operating income for the first nine months increased 55% to $401 million compared to $258 million in the same period last year. Operating income as a percent of revenue improved 370 basis points to 14.4%.

"This is an exciting time for our company as we continue to introduce new product categories and take more direct control of our brand. The Ralph Lauren brand has never been stronger as the demand for our luxury products around the world is accelerating," said Ralph Lauren, Chairman and Chief Executive Officer. "We look forward to launching our footwear line this year and developing our denim business now that we have bought back Polo Jeans. We remain committed to opening new retail stores around the world and are excited about our newest flagship store opening in Tokyo next month. We believe the sound fundamentals of our business will allow us to take advantage of the growing global appeal of the Ralph Lauren brand."

"We have achieved tremendous results in the first nine months of our fiscal year, including high quality sales and outstanding operating profit flow-through. We are very pleased with our double digit retail and wholesale sales growth and continuing strong margin improvement in these businesses," said Roger Farah, President and Chief Operating Officer. "Our continued success is attributed to the consistent execution of our long-term strategy and the investment of our strong cash flow back into our company. As we look to 2007 and beyond, we believe that the long-term initiatives we have undertaken this year, particularly in expanding control over our brand, will enable us to continue to capitalize on the demand for our product around the world."

RECENT DEVELOPMENTS

ACQUISITION OF POLO JEANS LICENSE AND LITIGATION SETTLEMENT On February 3, 2006, we completed the purchase of the Polo Jeans business for men's and women's casual apparel and sportswear in the United States from Jones Apparel for a purchase price of approximately $255 million from cash on hand. In Fiscal 2006 the transaction is expected to be dilutive to earnings per share by approximately $0.05. In Fiscal 2007 the transaction is expected to be neutral to earnings due to the transition service agreement costs and investments in the positioning of this business to drive future years' growth. All outstanding litigation and claims between the two companies have been settled for $100 million from cash on hand. In Fiscal 2005, Polo Ralph Lauren recorded a $100 million charge associated with these claims and litigation.

DISPOSITION OF CLUB MONACO CABAN HOME STORES AND CLUB MONACO OUTLET STORES As we continue to focus Club Monaco on its core apparel and accessories business, we intend to dispose of its eight Caban home stores. In addition, with better managed inventory, the company no longer needs the outlet stores as a means of disposing of excess merchandise and plans to close all five Club Monaco outlet stores. In Fiscal 2006, these two actions are expected to be dilutive to earnings per share by approximately $0.10.



THIRD QUARTER AND FIRST NINE MONTHS FISCAL 2006 INCOME STATEMENT REVIEW

NET REVENUES Net revenues for the third quarter of Fiscal 2006 increased 10% to $995 million compared to $902 million in the third quarter last year, with a 15% increase in retail sales and a 6% increase in wholesale sales. Net revenues for the first nine months increased 15% to $2.775 billion compared to $2.403 billion in the same period last year, reflecting strength in all business units with a 16% increase in retail sales and a 17% increase in wholesale sales.

GROSS PROFIT Gross Profit for the third quarter increased 19% to $531 million compared to $446 million in the third quarter of Fiscal 2005. Gross margin rate improved 390 basis points in the third quarter to 53.4% of revenues compared to 49.5% of revenues during the same period last year. Gross Profit for the first nine months increased 24% to $1.497 billion compared to $1.208 billion in the first nine months of Fiscal 2005. Gross margin rate improved 370 basis points in the first nine months to 54.0% of revenues compared to 50.3% of revenues during the same period last year. Improvements in gross margin for the third quarter and the first nine months reflect improvements in both our wholesale and retail segments from increases in full-price sell-throughs and sourcing efficiencies.

SG&A EXPENSES SG&A expenses were $388 million in the third quarter compared to $330 million in the third quarter of Fiscal 2005. The expenses were to support our growing retail business, for ongoing investment in talent, increased branding support in Europe, the closing of Club Monaco outlet stores and the planned disposition of the Caban home stores, as well as the inclusion of footwear expenses. SG&A expenses as a percent of revenues were 39.0% in the third quarter compared to 36.6% for the third quarter last year. SG&A expenses in the first nine months were $1.097 billion compared to $949 million during the same period last year. SG&A expenses as a percent of revenues were 39.5% in the first nine months of Fiscal 2006 and flat to 2005.

OPERATING INCOME Operating income for the third quarter increased 24% to $144 million compared to $116 million in the third quarter last year. Operating margin was 14.4% compared to 12.9% in the third quarter last year, an increase of 150 basis points. For the first nine months, operating income increased 55% to $401 million compared to $258 million during the same period last year. Operating margin for the first nine months was 14.4%, an increase of 370 basis points compared to 10.7% last year.

THIRD QUARTER AND FIRST NINE MONTHS FISCAL 2006 SEGMENT REVIEW

WHOLESALE Wholesale sales in the third quarter were $454 million, up 6%, compared to $427 million in the third quarter last year. The increase came primarily from the inclusion of our footwear business and improved performance in womenswear, our European business, childrenswear and our full-price menswear business. Wholesale operating income in the third quarter increased 33% to $82 million compared to $62 million in the third quarter last year. Wholesale operating margin improved 370 basis points to 18.1% in the third quarter compared to 14.4% in the third quarter last year.

Wholesale sales in the first nine months were $1.369 billion, up 17%, compared to $1.169 billion during the same period last year. The increase came primarily from childrenswear, footwear, menswear, our European business and womenswear. We acquired childrenswear in the second quarter of Fiscal 2005, therefore the first nine months of Fiscal 2006 reflect the inclusion of childrenswear sales in all three quarters. We acquired footwear in the second quarter of Fiscal 2006, therefore the first nine months of Fiscal 2006 reflect the inclusion of footwear in the second and third quarters. Wholesale operating income in the first nine months increased 71% to $272 million compared to $159 million in the same period last year with improvement in all product categories. Wholesale operating margin improved 620 basis points to 19.8% in the first nine months compared to 13.6% in the same period last year.

RETAIL Retail sales were $479 million in the third quarter, up 15%, compared to $416 million in the third quarter last year, reflecting increases in all our retail formats. Total company comparable store sales increased 7.4%, reflecting an increase of 10.2% at Ralph Lauren stores, 7.1% at Club Monaco stores and 6.3% in our factory stores. Ralph Lauren Media revenues increased 27%. Retail operating income increased 30% to $64 million compared to $49 million in the third quarter last year. Retail operating margin improved 150 basis points to 13.3% in the third quarter compared to 11.8% in the third quarter last year.

Retail sales in the first nine months were $1.224 billion, up 16%, compared to $1.057 billion in the same period last year, reflecting increases in all our retail formats. Total company comparable store sales increased 7.0%, reflecting an increase of 7.4% at Ralph Lauren stores, 7.3% at Club Monaco stores and 6.8% in our factory stores. Ralph Lauren Media revenues increased 33%. Retail operating income in the first nine months increased 50% to $139 million compared to $93 million in the same period last year. Retail operating margins improved 250 basis points to 11.3% in the first nine months compared to 8.8% in the comparable period last year.

At the end of the third quarter, we operated 297 stores, with 2.325 million square feet, compared to 278 stores, with 2.155 million square feet, at the end of the third quarter last year. Our retail group consists of 67 Ralph Lauren stores, five Rugby stores, 74 Club Monaco stores, 134 Polo factory stores, 12 Polo Jeans Co. factory stores, and five Club Monaco factory stores.

LICENSING Licensing revenues in the third quarter were $62 million, up 8% from the third quarter last year, primarily from the strength domestically in our Chaps for men lines. Operating income was $38 million compared to $37 million in the third quarter last year. Licensing revenues in the first nine months were $182 million, up 3% from the same period last year, and operating income was $114 million, up from $112 million in the same period last year.

THIRD QUARTER FISCAL 2006 BALANCE SHEET REVIEW

We ended the quarter with $644 million in cash, or $383 million cash net of debt, prior to our payment for Polo Jeans. We continue to carefully manage our inventory and generated an 11% sales increase in our wholesale and retail businesses in the third quarter with relatively flat inventory levels compared to last year.

FULL YEAR FISCAL 2006 OUTLOOK COMPARED TO FISCAL 2005 GAAP RESULTS

     o After adjusting for the closing of the Club Monaco outlet stores, the disposition of the Caban home stores and the effect of the Polo Jeans acquisition, earnings per share are expected to be in the range of $2.80 to $2.85 as opposed to $2.85 to $2.92 as we indicated last quarter. The Club Monaco strategy is expected to be dilutive by approximately $0.10 for the year and Polo Jeans is expected to be dilutive by approximately $0.05 in the fourth quarter. These initiatives are consistent with our effort to reduce off-price sales, rationalize the distribution channels and focus on Club Monaco's core apparel and accessories business, and we believe they are the right long-term decisions for the business.


INITIAL FULL YEAR FISCAL 2007 OUTLOOK COMPARED TO FISCAL 2006 GAAP RESULTS

     o Consolidated revenue growth is projected to be low double digit percent.

     o Including the effect of stock compensation expense, operating margins are expected to be flat compared to Fiscal 2006.

     o Earnings per share are expected to be in the range of $3.00 to $3.10. This earnings projection includes the effect of accounting for stock compensation expense of approximately $0.15 per share. As required under the new accounting rules, the Company will record stock compensation expense beginning in the first quarter of Fiscal 2007. Excluding stock compensation expense, earnings per share are expected to be in the range of $3.15 to $3.25.

     o This outlook includes the impact of the Polo Jeans acquisition completed on February 3, 2006. We expect sales of approximately $200 million in Fiscal 2007 as we focus on quality sales and reduce off-price sales. We expect it to be neutral to earnings due to transition service agreement costs and our investments in the future positioning of a global denim business.

     o Capital expenditures are expected to be comparable to Fiscal 2006 levels, at approximately $210 million.

CONFERENCE CALL
As previously announced, we will host a conference call and live online broadcast today at 9:00 A.M. Eastern. The dial-in number is (719) 457-2680. The online broadcast is accessible at http://investor.polo.com.

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 38 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Ralph Lauren", "Black Label", "Blue Label", "Lauren by Ralph Lauren", "Polo Jeans Co.", "RRL", "RLX", "Rugby", "RL Childrenswear", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.polo.com.

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING CURRENT EXPECTATIONS ABOUT THE COMPANY'S FUTURE RESULTS AND CONDITION, INCLUDING SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; RISKS ASSOCIATED WITH THE COMPANY'S DEPENDENCE ON SALES TO A LIMITED NUMBER OF LARGE DEPARTMENT STORE CUSTOMERS, INCLUDING RISKS RELATED TO EXTENDING CREDIT TO CUSTOMERS; RISKS ASSOCIATED WITH THE COMPANY'S DEPENDENCE ON ITS LICENSING PARTNERS FOR A SUBSTANTIAL PORTION OF ITS NET INCOME AND RISKS ASSOCIATED WITH A LACK OF OPERATIONAL AND FINANCIAL CONTROL OVER LICENSED BUSINESSES; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AFFECTING FOREIGN OPERATIONS OR SOURCING (INCLUDING FOREIGN EXCHANGE FLUCTUATIONS) AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES OR ITS ABILITY TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES; RISKS ARISING OUT OF LITIGATION OR TRADEMARK CONFLICTS, AND OTHER RISK FACTORS IDENTIFIED IN THE COMPANY'S FORM 10-K, 10-Q AND 8-K REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

                                    # # # #
                                 Tables Follow
                                      ###

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
  PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)
                     (In thousands, except per share data)
                                  (UNAUDITED)

                                                                                 THREE MONTHS ENDED
                                                                        ----------------------------------
                                                                          DECEMBER 31,        JANUARY 1,
                                                                              2005               2005
                                                                        ----------------    --------------
                                                                                             (AS RESTATED,
                                                                                              SEE NOTE A)

Wholesale Net Sales                                                        $ 454,008           $ 427,445
Retail Net Sales                                                             479,174             416,194
                                                                           ---------           ---------

NET SALES                                                                    933,182             843,639

Licensing Revenue                                                             62,300              57,935
                                                                           ---------           ---------

NET REVENUES                                                                 995,482             901,574

Cost of Goods Sold                                                          (464,017)           (455,498)
                                                                           ---------           ---------

GROSS PROFIT                                                                 531,465             446,076

Depreciation and Amortization Expense                                        (36,329)            (26,998)
Other SG&A Expenses                                                         (351,494)           (302,670)
Restructuring Charges                                                             --                (218)
                                                                           ---------           ---------
TOTAL SG&A EXPENSES                                                         (387,823)           (329,886)

Operating Income                                                             143,642             116,190

Foreign Currency Gains (Losses)                                                 (577)                400
                                                                                               ---------

Interest Income (Expense), net                                                   460              (1,989)
                                                                           ---------           ---------

Income Before Income Taxes and Other Income                                  143,525             114,601

Provision for Income Taxes                                                   (52,368)            (40,280)
                                                                           ---------           ---------

Income after Tax                                                              91,157              74,321

Other Income (Expense), net (B)                                                 (484)                715
                                                                           ---------           ---------

NET INCOME                                                                 $  90,673           $  75,036
                                                                           =========           =========

NET INCOME PER SHARE - BASIC                                               $    0.87           $    0.74
                                                                           =========           =========

NET INCOME PER SHARE - DILUTED                                             $    0.84           $    0.72
                                                                           =========           =========

Weighted Average Shares Outstanding - Basic                                  104,688             101,896
                                                                           =========           =========

Weighted Average Shares & Share Equivalents Outstanding - Diluted            107,780             104,325
                                                                           =========           =========

Dividends declared per share                                               $    0.05           $    0.05
                                                                           =========           =========

    (A)    Restated for change in lease accounting and the consolidation of RL
           Media.

    (B) FY 06 includes Minority Interest Expense of $1,983, partially offset by Equity Investment Income of $1,499. FY05 (as restated) includes Equity Investment Income of $2,607, partially offset by Minority Interest Expense of $1,892.

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
  PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)
                     (In thousands, except per share data)
                                  (UNAUDITED)

                                                                                  NINE MONTHS ENDED
                                                                         ------------------------------------
                                                                           DECEMBER 31,          JANUARY 1,
                                                                               2005                 2005
                                                                         ----------------      --------------
                                                                                               (AS RESTATED,
                                                                                                SEE NOTE A)

Wholesale Net Sales                                                        $ 1,368,768           $ 1,169,032
Retail Net Sales                                                             1,223,765             1,057,146
                                                                           -----------           -----------

NET SALES                                                                    2,592,533             2,226,178

Licensing Revenue                                                              182,275               177,016
                                                                           -----------           -----------

NET REVENUES                                                                 2,774,808             2,403,194

Cost of Goods Sold                                                          (1,277,370)           (1,195,556)
                                                                           -----------           -----------

GROSS PROFIT                                                                 1,497,438             1,207,638

Depreciation and Amortization Expense                                          (94,561)              (73,919)
Other SG&A Expenses                                                         (1,002,031)             (873,660)
Restructuring Charges                                                               --                (1,846)
                                                                           -----------           -----------
TOTAL SG&A EXPENSES                                                         (1,096,592)             (949,425)

Operating Income                                                               400,846               258,213

Foreign Currency Gains (Losses)                                                 (6,561)                3,334

Interest Income (Expense), net                                                   1,008                (5,658)
                                                                           -----------           -----------

Income Before Income Taxes and Other Income                                    395,293               255,889

Provision for Income Taxes                                                    (146,992)              (89,987)
                                                                           -----------           -----------

Income after Tax                                                               248,301               165,902

Other Income (Expense), net (B)                                                 (2,716)                1,127
                                                                           -----------           -----------

NET INCOME                                                                 $   245,585           $   167,029
                                                                           ===========           ===========

NET INCOME PER SHARE - BASIC                                               $      2.36           $      1.65
                                                                           ===========           ===========

NET INCOME PER SHARE - DILUTED                                             $      2.30           $      1.61
                                                                           ===========           ===========

Weighted Average Shares Outstanding - Basic                                    103,976               101,190
                                                                           ===========           ===========

Weighted Average Shares & Share Equivalents Outstanding - Diluted              106,893               103,566
                                                                           ===========           ===========

Dividends declared per share                                               $      0.15           $      0.15
                                                                           ===========           ===========

    (A)    Restated for change in lease accounting and the consolidation of RL
           Media.

    (B) FY 06 includes Minority Interest Expense of $7,270, partially offset by Equity Investment Income of $4,554. FY05 (as restated) includes Equity Investment Income of $5,783, partially offset by Minority Interest Expense of $4,656.

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                            ------------------------------------
                                                                              DECEMBER 31,          JANUARY 1,
                                                                                  2005                 2005
                                                                            ----------------      --------------
                                                                                                  (AS RESTATED,
                                                                                                   SEE NOTE A)

                                     ASSETS
Current assets
  Cash and cash equivalents                                                  $   643,874               369,523
  Accounts receivable, net of allowances                                         356,677               335,171
  Inventories                                                                    443,267               440,741
  Deferred tax assets                                                             70,392                36,008
  Prepaid expenses and other                                                      79,295               104,868
                                                                             -----------           -----------

                                                                               1,593,505             1,286,311

Property and equipment, net                                                      517,860               477,385
Deferred tax assets                                                               32,932                58,688
Goodwill, net                                                                    568,435               597,987
Intangibles, net                                                                 103,653                18,377
Other assets                                                                     201,074               182,389
                                                                             -----------           -----------

                                                                             $ 3,017,459           $ 2,621,137
                                                                             ===========           ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                                           $   158,795           $   156,257
  Income tax payable                                                              55,374                71,828
  Accrued expenses and other                                                     397,216               309,166
  Current maturities of long-term debt                                           260,778                    --
                                                                             -----------           -----------

                                                                                 872,163               537,251

Long-term debt                                                                        --               307,981
Other noncurrent liabilities                                                     169,899               131,964
                                                                             -----------           -----------

Total liabilities                                                              1,042,062               977,196
                                                                             -----------           -----------

Stockholders' equity
  Common Stock                                                                     1,092                 1,068
  Additional paid-in-capital                                                     761,737               647,733
  Retained earnings                                                            1,317,457             1,072,056
  Treasury Stock, Class A, at cost (4,249,230 and 4,177,600 shares)              (83,280)              (80,027)
  Accumulated other comprehensive income                                          24,593                37,704
  Unearned compensation                                                          (46,202)              (34,593)
                                                                             -----------           -----------

                            TOTAL STOCKHOLDERS' EQUITY                         1,975,397             1,643,941
                                                                             -----------           -----------

                                                                             $ 3,017,459           $ 2,621,137
                                                                             ===========           ===========

    (A) Restated for change in lease accounting, the consolidation of RL Media and certain other reclassifications.

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                       NET REVENUES AND OPERATING INCOME
                                 (IN THOUSANDS)
                                  (UNAUDITED)

The net revenues and operating income for the periods ended December 31, 2005 and January 1, 2005 for each segment were as follows:

                                                         THREE MONTHS ENDED                          NINE MONTHS ENDED
                                                 ---------------------------------           ---------------------------------
                                                 December 31,           January 1,           December 31,           January 1,
                                                     2005                  2005                  2005                  2005
                                                 -----------           -----------           -----------           -----------
                                                                      (AS RESTATED,                               (AS RESTATED,
                                                                       SEE NOTE A)                                  SEE NOTE A)

Net revenues:
  Wholesale                                      $   454,008           $   427,445           $ 1,368,768           $ 1,169,032
  Retail                                             479,174               416,194             1,223,765             1,057,146
  Licensing                                           62,300                57,935               182,275               177,016
                                                 -----------           -----------           -----------           -----------
                                                 $   995,482           $   901,574           $ 2,774,808           $ 2,403,194
                                                 ===========           ===========           ===========           ===========

Operating Income (Loss):
  Wholesale                                      $    82,227           $    61,741           $   271,615           $   158,982
  Retail                                              63,855                49,175               138,846                92,870
  Licensing                                           38,125                37,079               113,592               111,563
  Corporate                                          (40,565)              (31,587)             (123,207)             (103,356)
                                                 -----------           -----------           -----------           -----------
                                                 $   143,642           $   116,408           $   400,846           $   260,059
Less: Unallocated Restructuring Charges                   --                  (218)                   --                (1,846)
                                                 -----------           -----------           -----------           -----------
                                                 $   143,642           $   116,190           $   400,846           $   258,213
                                                 ===========           ===========           ===========           ===========

    (A) Restated for change in lease accounting and the consolidation of RL Media.